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                                                                    EXHIBIT 23.2

                             [KPMG LLP LETTERHEAD]



The Board of Directors
Burlington Resources Inc.


We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 33-22493, 33-25807, 33-26024 (as amended in 2-97533), 33-33626,
33-46518, 33-53973, 333-02029, 333-32603, 333-40565, 333-60081, 333-91247,
333-95071 and 333-52324) and on Form S-3 (Nos. 33-54477, 333-24999, 333-52213,
333-83163, 333-89899, 333-36032 and 333-61600) of Burlington Resources Inc. of
our report dated March 3, 2000, with respect to the consolidated income statement, retained earnings and cash flows of Burlington Resources Canada Ltd. for the year ended December 31, 1999 which report is filed as an exhibit to the Annual Report of Burlington Resources Inc. on Form 10-K for the year ended December 31, 2001.


/s/ KPMG LLP

Chartered Accountants
Calgary, Canada

February 14, 2002